SCHEDULE 13D
                       (Amendment No. 13)
            Under the Securities Exchange Act of 1934

                     Landmark Land Company, Inc.
                        (Name of Issuer)

                  Common Stock, $0.50 par value
                   (Title of class of securities)

                            515062107
                         (CUSIP Number)

                       David Klafter, Esq.
                      Gotham Partners, L.P.
                110 East 42nd Street - 18th Floor
                    New York, New York 10017
                         (212) 286-0300
   (Name, address and telephone number of person authorized to receive notices and communications)

                        October 2, 2002
     (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule
13d- 1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          SCHEDULE 13D

CUSIP No. 515062107                           Page 2 of 10 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Gotham Partners, L.P.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A(a) [ ]
               GROUP*                                    (b) [X]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    New York

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            14,092

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH
                9   SOLE DISPOSITIVE POWER
  REPORTING          14,092
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     0

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     14,092

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                    0.18%

     14        TYPE OF REPORTING PERSON*
                    PN

                          SCHEDULE 13D

CUSIP No. 515062107                           Page 3 of 10 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Karenina Properties, LLC

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A(a) [ ]
               GROUP*                                    (b) [X]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    New York

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            0

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH        0
                9   SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     0

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                    0

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)[ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                    0.0%

     14        TYPE OF REPORTING PERSON*
                    OO

SCHEDULE 13D

CUSIP No. 515062107                           Page 4 of 10 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Gotham Partners III, L.P.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A (a)[ ]
               GROUP*                                    (b) [X]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    New York

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            22,508

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH           **
                9   SOLE DISPOSITIVE POWER
  REPORTING          22,508
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
			   0

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     22,508

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)[ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     0.28%

     14        TYPE OF REPORTING PERSON*
                    PN

SCHEDULE 13D

CUSIP No. 515062107                           Page 5 of 10 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Gotham International Advisors, L.L.C.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A(a) [ ]
               GROUP*                                    (b) [X]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            19,185

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH
                9   SOLE DISPOSITIVE POWER
  REPORTING          19,185
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
			   0

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     19,185

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     0.24%

     14        TYPE OF REPORTING PERSON*
                     OO;IA

SCHEDULE 13D

CUSIP No. 515062107                           Page 6 of 10 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Gotham Holdings II, L.L.C.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A(a) [ ]
               GROUP*                                    (b) [X]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            0

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH
                9   SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
			   0

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     0

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     0.0%

     14        TYPE OF REPORTING PERSON*
                     OO;IA

SCHEDULE 13D

CUSIP No. 515062107                           Page 7 of 10 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Gotham Holdings III, L.L.C.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A(a) [ ]
               GROUP*                                    (b) [X]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            11,644

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH
                9   SOLE DISPOSITIVE POWER
  REPORTING          11,644
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
			   0

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     11,644

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)[ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(11)
                     0.15%
     14        TYPE OF REPORTING PERSON*
                     OO;IA

SCHEDULE 13D

CUSIP No. 515062107                           Page 8 of 10 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Gotham Holdings Management, L.L.C.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A(a) [ ]
               GROUP*                                    (b) [X]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            11,644

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH
                9   SOLE DISPOSITIVE POWER
  REPORTING          11,644
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     11,644

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     0.15%

     14        TYPE OF REPORTING PERSON*
                     OO;IA

                                              Page 9 of 10 Pages

This Amendment No. 13 (the "Amendment") amends and supplements on Schedule 13D, as previously amended (the "Prior Statement") and filed by Gotham Partners, L.P., a New York limited partnership ("Gotham"), Gotham Partners III, L.P., a New York limited partnership ("Gotham III"), Gotham International Advisors, L.L.C., a Delaware limited liability company ("Gotham Advisors") with respect to holdings of Gotham Partners International, Ltd., a Cayman exempted company ("Gotham International"), Gotham Holdings II, L.L.C., a Delaware limited liability company ("Holdings II"), Gotham Holdings III, L.L.C., a Delaware limited liability company ("Holdings III") and Gotham Holdings Management, L.L.C., a Delaware limited liability company ("Gotham Management") and Karenina Properties, LLC ("Karenina Properties" together with Holdings II, Holdings III, Gotham Management, Gotham, Gotham III and Gotham Advisors, the "Reporting Persons"), relating to the beneficial ownership of shares of common stock, $0.50 par value, of Landmark Land Company, Inc., a Delaware corporation. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Prior Statement.

Except as specifically provided herein, this Amendment does not modify any of the information previously reported in the Prior Statement.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 is hereby amended by adding the following:

	On July 30, 2002, the Company and the Reporting Persons
entered into a Purchase Agreement under which the Reporting
Persons will sell their shares to the Company for a purchase price of $1.00 per share subject to certain contingencies.  The contingencies having been met, on October 2, 2002, the Company paid to the following parties $1.00 per share for the following shares:
		Seller:							Shares:
		Gotham Partners, L.P.				1,652,304
		Gotham Partners III, L.P.			   36,779
		Karenina Properties,LLC				1,242,070
		Gotham Partners International Ltd.		   75,600
		Gotham Holdings II, LLC				  210,917

The foregoing shares represent the majority of the parties' holdings of the Company's common stock. The Reporting Persons anticipate that the remaining sales of their shares will be completed shortly.

Item  7.  Material to be filed as Exhibits

99.3 Purchase Agreement dated July 30, 2002 between the Company and the Reporting Persons

                                             Page 10 of 10 Pages

	After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

October 4, 2002
			GOTHAM PARTNERS, L.P.

			By:	Section H Partners, L.P.
				its general partner

				By: Karenina Corporation,
					a general partner of Section H
					Partners, L.P.

				By: /s/ William A. Ackman
				William A. Ackman
				President

		   	KARENINA PROPERTIES, LLC

			By: /s/ William A. Ackman
				William A. Ackman
				Manager

			GOTHAM PARTNERS III, L.P.

			By:	Section H Partners, L.P.
				its general partner

				By: Karenina Corporation
				a general partner of Section H
				Partners, L.P.

				By: /s/ William A. Ackman
				William A. Ackman
				President

			GOTHAM INTERNATIONAL ADVISORS, L.L.C.

			By: /s/ William A. Ackman
				William A. Ackman
				Senior Managing Member

			GOTHAM HOLDINGS II, L.L.C.

			By:	Gotham Holdings Management, L.L.C.,
				the Manager

				By: /s/ William A. Ackman
				William A. Ackman
				Senior Managing Member

			GOTHAM HOLDINGS III, L.L.C.

			By:	Gotham Holdings Management, L.L.C.,
				the Manager

				By: /s/ William A. Ackman
				William A. Ackman
				Senior Managing Member